EXHIBIT 10.57

NOTE: Portions of this Exhibit are the subject of a Confidential Treatment Request by the Registrant to the Securities and Exchange Commission (the “Commission”). Such portions have been redacted and are marked with a “[***]” in place of the redacted language. The redacted information has been filed separately with the Commission.

DEVELOPMENT AGREEMENT

This Development Agreement (“Agreement”) is entered into as of this      of December 2005 by and between PRINCETON BIOMEDITECH CORPORATION, a New Jersey Corporation (“PBM”), having its principal place of business at 4242 U.S. Route 1, Monmouth Junction, New Jersey 08852, and NANOGEN, INC., a Delaware Corporation (“NANOGEN”), having its principal place of business at 10398 Pacific Center Court, San Diego, California 92121.

RECITALS

A. PBM and SYN-X Pharma, Inc., an Ontario Corporation (SYNX), having its principal place of business at 1 Marmac Drive, Toronto, Ontario M9W 1E7, Canada, have previously entered into a DEVELOPMENT AND MANUFACTURING AGREEMENT as of October 9, 2001 (“PBM/SYNX Agreement”) directed to the development, manufacturing and marketing of certain point of care diagnostic products.

B. SYNX is now a wholly owned subsidiary of NANOGEN.

C. SYNX has assigned its intellectual property relating to the PBM/SYNX agreement to NANOGEN and assigned to NANOGEN its interest in the Cross License Agreement included in the Roche Agreements.

D. PBM and SYNX have terminated the PBM/SYNX Agreement as of the Effective Date of this Agreement.

E. NANOGEN now wishes to continue the development with PBM of certain point of care diagnostic products contemplated to have been developed under the PBM/SYNX Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, which are incorporated into and made a part of this Agreement, and of the mutual covenants which are set forth herein, PBM and NANOGEN hereby agree as follows:

ARTICLE 1

DEFINITIONS

Unless the context requires otherwise, the following terms, when used in this Agreement, shall have the respective meanings specified in this Article 1, such meanings to be equally applicable to the singular and plural forms of the defined terms:

1.1	“Affiliate” shall mean any person or entity which directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, a Party. As used in this definition of “Affiliate”, control means, with respect to an entity, the legal or beneficial ownership of 50% or more of the voting or equity interests of the entity or the power or right to direct the management and affairs of the entity.

1.2	“cGMP” shall mean current good manufacturing practices related to diagnostic pharmaceutical products under applicable laws, rules and regulations in all relevant jurisdictions, including without limitation the guidelines of good manufacturing practices determined by the FDA and the equivalent European regulatory body.

1.3	“Collaboration Agreements” shall mean this Agreement and the Manufacturing and Distribution Agreement by and between PBM and NANOGEN of even date herewith.

1.4	“Development Product” shall mean a Product or New Assay that is jointly developed by the Parties under this Agreement.

1.5	“Development Product Specifications” shall mean the specifications for a specific Development Product determined as provided in Section 2.2 a).

1.6	“FDA” shall mean the United States Food and Drug Administration, or any successor entity thereto.

1.7	“FD & C Act” shall mean the United States Federal Food, Drug & Cosmetic Act, as amended.

1.8	“NANOGEN Reagent” shall mean natural or recombinant antigen controls and/or antibodies, which can be polyclonal or monoclonal, to NT-proBNP, selected by NANOGEN and accepted by PBM or, if applicable, previously selected by SYNX under the PBM/SYNX Agreement, for use by PBM in the development and manufacture of the Development Products.

1.9	“NANOGEN Reagent Specifications” shall mean the specifications for a NANOGEN Reagent as provided in Section 2.1 e).

1.10	“New Assay” shall mean a human in vitro diagnostic assay for an analyte (i) which the Parties undertake to develop under this Agreement and (ii) the performance criteria and specifications of which assay meet or exceed specifications and criteria therefore, to which both parties agree in writing and set forth in Exhibit C.

1.11	“New Product” shall mean a Product that is not read upon by a claim in a PBM Patent.

1.12	“Party” shall mean either PBM or NANOGEN and ‘Parties” shall mean PBM and NANOGEN.

1.13	“PBM Patent” shall mean an issued patent in any country of the world owned or licensed to and by PBM which is listed on, or which issues from a patent application listed on Exhibit A hereto, including any reissue patent, reexamined patent, and patents issuing on continuation, continuation-in-part and divisional applications of any listed patent application and foreign equivalents of any of the listed patents and patent applications.

1.14	“PBM Reagents” shall mean all reagents other than NANOGEN Reagents used in Development Products.

1.15	“Product” shall mean a human in vitro diagnostic assay for NT-proBNP alone (i) for use restricted to Point of Care market segments, whereby Point of Care means analysis conducted in an instrument or in a system which is designed for a throughput of less than [***] specimens per hour; and (ii) the performance criteria of which assay meets or exceeds the Standard Criteria and Specifications in Exhibit B attached hereto.

1.16	“Reader” shall mean a reasonably priced quantitative reader for use with Development Products to determine the amount of a target analyte present in a patient sample.

1.17	“Regulatory Approval” shall mean, with respect to any country or jurisdiction, all governmental and regulatory registrations and approvals (including, but not limited to, approvals of all Product and Quantitative Reader labeling and packaging) required for the marketing, distribution and sale of Products and the Quantitative Reader in such country or jurisdiction.

1.18	“Roche Agreements” shall mean collectively that certain Settlement Agreement among SYN-X Pharma, Inc. et al and Roche Diagnostics GmbH et al having an effective date of July 17, 2003 and that certain Cross License Agreement between SYN-X Pharma, Inc. and Roche Diagnostics GmbH having an effective date of July 17, 2003.

ARTICLE 2

PRODUCT DEVELOPMENT

The Parties will continue to undertake under this Agreement the development of a certain Development Product that was being developed under the PBM/SYNX Agreement, more specifically a Development Product for the quantitative determination of NT-proBNP

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under a license granted NANOGEN in the Roche Agreements and which incorporates proprietary technology of PBM. The Parties acknowledge that the PBM-SynX agreement predates the Roche Agreements and under the PBM Syn-X agreement, PBM had the exclusive right to develop and manufacture the Development Product; and subsequently that NANOGEN’s rights to develop, have PBM participate in the development and manufacture of, and market the Development Product and to grant distribution rights therefor are subject to the Roche Agreements. Nanogen assumes full responsibility to assure that PBM’s rights, as defined elsewhere in this agreement, for exclusive development and manufacturing is not unreasonably compromised under the separate Roche Agreements. The Parties also intend to cooperate in the development of the Reader. Responsibilities and obligations of the Parties with respect to the development of Development Products and the Reader are set forth herein below in this Article 2.

2.1	NANOGEN Development Obligations and Responsibilities.

a)	NANOGEN will use commercially reasonable efforts to develop and produce NANOGEN Reagents which meet specifications and in quantities reasonably sufficient for use by PBM in PBM’s development activities for Development Products and for the production of Development Products for use in clinical trials and other studies required for Regulatory Approval and for any other developmental purpose to which the Parties mutually agree. Notwithstanding anything to the contrary in this Agreement, NANOGEN will not be obliged to provide NANOGEN Reagents to PBM for use in any Development Product that (i) does not fall within the “SYN-X Licensed Field” as that term is defined in the Roche Agreements, (ii) is not intended to meet or exceed requirements of the Standard Performance Criteria and Specifications in Exhibit B hereto and (iii) is not manufactured for or licensed to NANOGEN and/or SYN.X. NANOGEN shall also provide PBM with internal controls for use in the development of Development Products.

b)	NANOGEN will take such measures as it deems necessary and appropriate in the exercise of its sole discretion with respect to obtaining and maintaining patent protection for Development Products and NANOGEN Reagents.

c)	NANOGEN will take such measures as it deems appropriate in its sole discretion to develop scientific interest in the Development Products and NANOGEN Reagents, through obtaining publication of research and other and other articles in scientific journals and trade publications, giving papers and other similar measures. PBM will assist Nanogen with test product supply for such a study and two parties shall work together in selection study sites and providing study protocols if needed.

d)	NANOGEN will conduct, or contract with SYNX or third parties to conduct, all such clinical trials and other testing of Development Products and NANOGEN Reagents as is reasonably required in order to obtain Regulatory Approval for the marketing and sale of Development Products from the governmental or other authority in any jurisdiction in which the Parties desire that Development Products be marketed and sold. The data will be provided to PBM for review and comment. The Parties will use their best efforts, in consultation with each other to obtain Regulatory Approval for the marketing and sale of Development Products in the United States and other jurisdictions determined by NANOGEN or reasonably requested by PBM after consultation with NANOGEN. The Regulatory Approval for a Development Product which is an assay for NT-proBNP shall be owned by NANOGEN.

e)	NANOGEN, in consultation with PBM, shall be responsible for the development of manufacturing and other specifications to be met by each batch of a NANOGEN Reagent to be supplied by NANOGEN to PBM for the development and commercial production of Development Products.

f)	NANOGEN will fund [***]% of the development cost of the Reader, up to a maximum of $[***] (U.S.), less any amounts already paid for development of the Reader by SYNX following the receipt by NANOGEN from PBM of an invoice for its share of the costs and a summary schedule detailing such development costs. Development costs of the Reader are to include materials, actual engineering salaries marked up at PBM’s standard overhead rates, and travel related to development of the Reader. NANOGEN shall have the right to audit PBM’s costs incurred for development of the Reader, which audit must be requested within 30 days of receipt of the summary schedule detailing the direct development costs. The audit will be conducted at PBM’s facility in Monmouth Junction, New Jersey on a date and at a time proposed by NANOGEN and reasonably acceptable to PBM. For purposes of the audit, detailed costs on the summary schedule shall be supported by invoices, labor schedules, time cards of non-exempt employees and like documentation. If the result of the audit is not acceptable to NANOGEN, the Parties shall each appoint a person who will negotiate in good faith to resolve issues raised by NANOGEN. At the request of PBM, the designated individuals shall meet in person at least one day in Monmouth Junction. If after 30 days of the initiation of the negotiations, the Parties have not reached an agreement on the issues raised by NANOGEN, the Parties shall select an independent certified accountant reasonably acceptable to both and submit the issue with a written explanation of its position on the amount of direct costs incurred by PBM to the independent accountant. NANOGEN shall

*** Confidential portions omitted and filed separately with the Commission.

pay the cost of the independent audit and the Parties will be bound by the decision of the independent accountant. NANOGEN’s payment of its share of the costs will be due the later of (i) 30 days from the receipt of the invoice or (ii) completion of the audit if NANOGEN requests such audit.

g)	NANOGEN will fund [***]% of the actual development cost for and actual cost of equipment that will print a test identification, lot number, and/or patient identification on the cartridge used in the Development Product, up to a maximum of US $[***], within thirty (30) days following the receipt by NANOGEN from PBM of an invoice for its share of the costs and a summary schedule detailing such development and equipment costs. Development costs of the equipment are to include materials, actual engineering salaries marked up at PBM’s standard overhead rates, and travel related to development of the equipment. The equipment cost shall be the cost of procuring and setting up the equipment and the ancillary materials needed to produce and apply the labels to the cartridge. NANOGEN shall have the right to audit PBM’s development and equipment costs incurred for development of the equipment, which audit must be requested within 30 days of receipt of the summary schedule detailing the costs.

h)	NANOGEN, in addition to the obligations and responsibilities set forth above in this Section 2.1, will provide such other assistance to PBM as reasonably required to support PBM in the discharge of its obligations and responsibilities to develop Development Products as provided in Section 2.2. All activities conducted by NANOGEN under this Section 2.1 shall be at NANOGEN’s sole cost and expense.

2.2	PBM Development Obligations and Responsibilities.

a)	PBM will cooperate with NANOGEN in determining the specifications for NANOGEN Reagents to be included in Development Products and PBM will be responsible, in consultation with NANOGEN, for determining the specifications for PBM Reagents and Development Products (Development Product Specifications) in order to incorporate into the Development Products proprietary technology of PBM. PBM will also be responsible for determining the specifications for the Reader.

b)	PBM will conduct such research and development as is reasonably required to optimize NANOGEN Reagents for commercial use and to develop and produce PBM Reagents and Development Products, in each case utilizing NANOGEN Reagents supplied by NANOGEN.

*** Confidential portions omitted and filed separately with the Commission.

c)	PBM will supply NANOGEN with sufficient quantities of developmental stage Development Products as is reasonably necessary for NANOGEN to carry out its responsibilities and obligations set forth in Section 2.1.

d)	Each of the Parties will cooperate in sharing information including clinical, and validation data with the other Party to facilitate the preparation of applications for Regulatory Approval of Development Products.

e)	PBM will use commercially reasonable best efforts to promptly complete, on its own or using a subcontractor, the development of a Reader and to obtain Regulatory Approval for the Reader meeting specifications reasonably acceptable to NANOGEN in the United States and other jurisdictions reasonably requested by NANOGEN. The Regulatory Approvals for the Reader shall be owned by PBM.

f)	PBM shall provide NANOGEN a report not later than January 15 and July 15 of each year summarizing the status of the development of Development Products during the prior six month period and the report shall include the expected date of the first sale of a Development Product in each of the United States, Japan and Germany in order for NANOGEN to comply with provisions of Section 6.3 of the Cross License Agreement of the Roche Agreements.

g)	Not later than the receipt of the first Regulatory Approval for a Development Product, PBM and NANOGEN together shall compile a written summary of the protocols of all tests used to demonstrate that that Development Product meets the Standard Performance Criteria and Specifications set forth in the Roche Agreements and test data accumulated under those protocols that would prove that the Development Product meets the Standard Performance Criteria and Specifications as required under Section 6.3 of the Cross License Agreement of the Roche Agreements.

h)	PBM, in addition to the obligations and responsibilities set forth above in this Section 2.2, will provide such other assistance to NANOGEN as reasonably required to support NANOGEN in carrying out its responsibilities and obligations under Section 2.1. All activities carried out by PBM under this Section 2.2 shall be at PBM’s sole cost and expense.

ARTICLE 3

NEW PRODUCTS AND OTHER PRODUCTS

3.1	New Products.

NANOGEN shall have the right to develop and commercialize New Products without obligation to PBM except as otherwise specifically provided herein or elsewhere in the Collaboration Agreements; provided, however, that NANOGEN shall not use the same trademark for New Products, other than the trade name NANOGEN or the tradename of an Affiliate, that it adopts for Development Products. If NANOGEN develops a New Product alone or in collaboration with a third party in which it retains the right to manufacture the New Product, it will negotiate in good faith with PBM for a period of not less than 90 days concerning the nonexclusive manufacture of the New Product by PBM for NANOGEN upon commercially reasonable terms. NANOGEN’S right to develop and commercialize New Products as provided in this Section 3.1 is not expressly or by implication a grant of a license or other rights under a PBM Patent to develop or commercialize New Products.

3.2	Other Products.

In the event NANOGEN undertakes to develop other products for the detection of biological markers that, as of the date of this agreement, it owns, or for which it has a license with the right to grant a sublicense, for congestive heart failure, stroke or traumatic brain injury, PBM shall have the option to obtain a nonexclusive license or sublicense, but not the obligation, to develop, make, have made, use and sell products for the detection of those markers in a point-of-care assay for congestive heart failure, stroke and traumatic brain injury and to purchase antigens and antibodies for such products from NANOGEN at commercially reasonable terms and price. NANOGEN shall have no obligation to support PBM’s development of such other products other than to supply the antigen and antibody reagents. The Parties shall negotiate in good faith concerning the compensation to be paid NANOGEN on sales of such other products by PBM which may be in the form of a royalty or if the Parties agree on a co-development approach, an arrangement similar as provided in Section 4.2 of the Manufacturing and Distribution Agreement between the Parties of even date herewith, or on any other basis to which the Parties agree. If the Parties are unable to agree upon the form of compensation for NANOGEN after negotiation for a period of not less than 90 days, PBM, at its option, shall pay NANOGEN [***]% royalty plus an amount equal to the amount of royalty that NANOGEN is obligated to pay any third party. Any such other product developed by PBM shall not use the same trademark as, or confusingly similar to the trademarks used by NANOGEN for Development Products or New Products. As used in this Section 3.2, the term “point-of-care assay” means an assay designed principally for use in a doctor’s office or clinic lacking a central laboratory, or directly in a hospital’s emergency room and not in its central laboratory and that is not sold for use in a reference laboratory or for use on an instrument with

*** Confidential portions omitted and filed separately with the Commission.

random access capability or on an instrument with the ability to analyze multiple patient samples. However, this does not inhibit PBM from selling the Development Product to the central or reference laboratory. NANOGEN will have no indemnity obligation to PBM arising from its supply of NANOGEN Reagents to PBM for the development and/or marketing of other products and makes no warranties of any kind with respect to such antibody NANOGEN Reagents.

ARTICLE 4

OWNERSHIP OF INTELLECTUAL PROPERTY;

LICENSES; CONFIDENTIALITY

4.1	Intellectual Property.

a) Nothing in this Agreement shall be deemed to give PBM any rights in, right to use or license in any of NANOGEN’s existing or future intellectual property, including without limitation, patents, confidential information, technology, production methods and procedures, know-how and the like (collectively “Intellectual Property”), except as explicitly provided herein, .NANOGEN Intellectual Property does include any rights granted SYNX under the Roche Agreements.

b) Nothing in this Agreement shall be deemed to give NANOGEN any rights in, right to use or license in any of PBM’s existing or future Intellectual Property, except as explicitly provided herein.

c) Any Intellectual Property exclusively developed after the date hereof by NANOGEN shall remain the sole and exclusive property of NANOGEN.

d) Any Intellectual Property exclusively developed after the date hereof by PBM shall remain the sole and exclusive property of PBM.

e) Any Intellectual property that is jointly or cooperatively developed by the Parties after the date hereof shall be jointly owned to the extent of the respective contributions thereto (the “Jointly Owned Intellectual Property”). Each Party hereby grants to the other a fully paid-up, perpetual exclusive license to all licensing and commercialization rights in such Jointly Owned Intellectual Property for the field pertaining to the other party’s business (the “Field-Exclusive Jointly Owned Intellectual Property License”). Any Party may transfer the Jointly Owned Intellectual Property, as well as the Field-Exclusive Jointly Owned Intellectual property License, in connection with the sale of all or substantially all of its assets. The parties shall share equally in the cost of and responsibility for patent filing, maintenance and enforcement, and shall cooperate fully in any such endeavor.

4.2	Licenses.

a) NANOGEN hereby grants to PBM a license to NANOGEN’s Intellectual Property in the NANOGEN Reagents and the Development Products to develop the Development Products in accordance with the Development Product Specifications, subject to the terms and conditions of this Agreement, for the sole and exclusive purpose of incorporating the NANOGEN Reagents into Development Products.

b) The license granted in subparts a) of this Section 4.2 are without the right to grant sublicenses but PBM is permitted to subcontract development activities to others who are not parties to this Agreement.

4.3	Confidential Information.

a) During the term of this Agreement and for a period of five (5) years thereafter, the receiving party (the “Receiving Party”) shall maintain in confidence all Confidential Information, as defined in Section 4.3 (b) below, and shall not use, disclose or grant use of such Confidential Information except as expressly authorized in this Agreement. The Receiving Party may disclose the Confidential Information, as authorized hereunder, only to those employees or consultants of the Receiving Party who agree to be bound by the terms of this Section 4.3. The Receiving Party shall use the strictest standard of care which is practical to ensure that such employees do not disclose or make any unauthorized use of the Confidential Information. The Receiving Party shall promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of the Confidential Information.

b) As used in this Agreement, the term “Confidential Information” shall mean any information, either enabling or disabling, including the terms of this Agreement, any batch record, any order or other commercial relationship between the Parties, know-how, trade secret, research, inventions, patented or patentable subject matter, patent applications, data, process, technique, algorithm, program, design, drawing, future development, scientific, manufacturing, marketing, business plan, financial or personnel matter relating to the disclosing party (the “Disclosing Party”), its present or future products, sales, suppliers, employees, investors or business, whether in oral, written, graphic, or electronic form and whether received from the Disclosing Party or a third party. The term “Confidential Information” shall include, without limitation (i) any cost information related to the manufacture of the NANOGEN Reagents and/or Development Products, (ii) the NANOGEN Reagent Specifications and (iii) Development Product Specifications and/or Reader and Reader Specification.

c) The term “Confidential Information” shall not be deemed to include information which the Receiving Party can demonstrate by competent written proof: (i) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party, generally known or available; (ii) is known by Receiving Party at the time of receiving such information as evidenced by its records; (iii) is hereafter furnished to the Receiving Party by a third party, as a matter of right and without restriction or disclosure; or (iv) is the subject of written permission to disclose provided by the Disclosing Party. Further, the obligations of confidentiality under this Article shall not apply to the extent that the Receiving Party is required to disclose information in support of a product approval application or by an order or regulation of a governmental agency or in the course of litigation, provided that in all cases the Receiving Party shall give the other party prompt notice of the pending disclosure and shall seek an order maintaining the confidentiality of the information.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

5.1	Existence and Power.

Each Party hereby represents and warrants to the other Party that such party (a) is duly organized, validly existing and in good standing under the laws of the state and country in which it is organized; (b) has the power and authority and the legal right to own and operate its property and assets, to lease the property and assets it operates under lease, and to carry on its business as it is now being conducted; and (c) is in compliance with all requirements of applicable law, except to the extent that any noncompliance would not materially adversely affect such party’s ability to perform its obligations under the Agreement.

5.2	Authorization and Enforcement of Obligations.

Each Party hereby represents and warrants to the other Party that such party (a) has the power and authority and the legal right to enter into the Agreement and to perform its obligations hereunder and thereunder and (b) has taken all necessary action on its part to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder. The Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

5.3	No Consents.

Each Party hereby represents and warrants to the other Party that all necessary consents, approvals and authorizations of all governmental authorities and other persons required to be obtained by such party in connection with the Agreement have been obtained.

5.4	No Conflict.

Each Party hereby represents and warrants to the other Party that the execution and delivery of the Agreement and the performance of such party’s obligations hereunder and thereunder (a) do not conflict with or violate any requirement of applicable laws or regulations or any material contractual obligations of such party and (b) do not materially conflict with, or constitute a material default or require any consent under, any material contractual obligation of such party. The Parties shall not in any event enter into any agreement or arrangement with any Other party that would prevent or in any way interfere with their obligations pursuant to this Agreement.

5.5	Compliance with Laws.

Each Party shall comply with regulations, requirements and laws of any and all applicable state, provincial and local authorities and agencies, including without limitation all law and regulations which are applicable to the transportation, storage, use, handling and disposal of hazardous materials. The Parties shall maintain during the term of this Agreement all governmental permits, including without limitation health, safety and environmental permits, necessary for the conduct of the actions and procedures that they undertake pursuant to this Agreement.

5.6	Documentation.

The Parties shall keep complete, accurate and authentic accounts, notes, data and records of the work performed under this Agreement. Each party shall maintain complete and adequate records pertaining to the methods and facilities used for the manufacture, processing, testing, packing, labeling, holding and distribution of the Development Products in accordance with the applicable laws and regulations.

5.7	Limited Warranty.

a)	NANOGEN represents and warrants that the NANOGEN Reagents to be delivered hereunder will (i) be manufactured by NANOGEN in accordance with all applicable rules and regulations and cGMP, (ii) be manufactured in accordance with the agreed upon manufacturing procedures, (iii) conform to the NANOGEN Reagent Specifications agreed to at the time of delivery, and will not be (iv) adulterated or misbranded within the meaning of the FD & C Act, (v) an article that may not be introduced into interstate commerce under the provisions of Sections 404 and 505 of the FD & C Act, (vi) manufactured, sold or shipped in violation of any agreement, judgment, order or decree to which NANOGEN is a party or (vii) otherwise manufactured, sold or shipped in violation of any applicable federal, provincial, state or local law, rule, regulation or ordinance in any material respect. PBM’s remedies and NANOGEN’S liability with respect to this warranty are set forth below.

b)	NANOGEN represents and warrants that there is no claim, suit, proceeding, or other investigation pending, or to the actual knowledge of NANOGEN, overtly threatened against NANOGEN which is likely to prevent or materially interfere with NANOGEN’s performance under this Agreement or materially adversely affect the rights of PBM hereunder.

c)	NANOGEN represents and warrants that neither it nor any member of its staff has been disqualified or debarred by the FDA for any purpose. If during the term of this Agreement, NANOGEN becomes aware that any member of its staff is or is about to become disqualified or debarred, NANOGEN will provide immediate written notice of same to PBM.

d)	NANOGEN represents and warrants to PBM that it owns or has a license to the rights to the intellectual property and any technology required to manufacture, use and sell the NANOGEN Reagents in the Development Products

e)	NANOGEN makes no warranty with respect to whether the Development Products as developed by PBM fall within the scope of any intellectual property owned by NANOGEN or would infringe the intellectual property rights of any third party.

f)	PBM makes no warranty with respect to whether the NANOGEN Reagents as developed and manufactured by NANOGEN fall within the scope of any intellectual property owned by PBM or would infringe the intellectual property rights of any third party.

g)	PBM represents and warrants that the Development Products to be delivered hereunder will (i) be manufactured by PBM in accordance with all applicable rules and regulations and cGMP, (ii) be manufactured in accordance with the agreed-upon manufacturing procedures (iii) conform to the Development Products Specifications agreed to at the time of delivery, and will not be (iv) adulterated or misbranded within the meaning of the FD&C Act, (v) an article that may not be introduced into interstate commerce under the provisions of Sections 404 and 505 of the FD & C Act, (vi) manufactured, sold or shipped in violation of any agreement, judgment, order or decree to which PBM is a party or (viii) otherwise manufactured, sold or shipped in violation of any applicable federal, provincial, state or local law, rule, regulation or ordinance in any material respect. NANOGEN’s remedies and PBM’s liability with respect to this warranty are set forth below.

h)	PBM represents and warrants that there is no claim, suit, proceeding, or other investigation pending, or to the actual knowledge of PBM, overtly threatened against PBM which is likely to prevent or materially interfere with PBM’s performance under this Agreement or materially adversely affect the rights of NANOGEN hereunder.

i)	PBM represents and warrants that neither it nor any member of its staff has been disqualified or debarred by the FDA for any purpose. If during the term of this Agreement, PBM becomes aware that any member of its staff is or is about to become disqualified or debarred, PBM will provide immediate written notice of same to NANOGEN.

(j)	PBM represents and warrants to NANOGEN that it owns the rights or freedom to use the intellectual property and any technology required to manufacture, use and sell the Development Products, except for the rights to make, use and sell Development Products under intellectual property of third parties that would be infringed only because of the use in the Development Products of the NANOGEN Reagents.

(k)	PBM makes no warranty with respect to whether the Development Products as developed by PBM fall within the scope of any intellectual property owned by PBM or would infringe the intellectual property rights of any third party and NANOGEN acknowledges that [***]

ARTICLE 6

INDEMNIFICATION

6.1	Indemnity.

a) NANOGEN shall indemnify, defend and hold harmless PBM, its directors, officers, employees and agents and the parent, subsidiary or related company of PBM and the directors, officers , employees and agents of any PBM parent, subsidiary or related company (“the PBM Indemnitees”) from and against any and all damages incurred by or claims asserted against the PBM Indemnitees of whatever kind or nature as a result of any making, using or selling of a Development Product that infringes the intellectual property of a third party which would only be infringed by reason of the presence of the NANOGEN Reagents in the Development Products.

b) PBM shall indemnify, defend and hold harmless NANOGEN, its directors, employees and agents and NANOGEN’s parent, subsidiary or related company and the directors, officers, employees of any NANOGEN parent, subsidiary or related company (the “NANOGEN Indemnitees “) from and against any and all damages incurred by or claims asserted against the NANOGEN Indemnitees of whatever kind or nature as a result of any making, using or selling of a Development Product that infringes the intellectual property of a third party except the intellectual property of a third party which would be infringed only because of the inclusion of the NANOGEN Reagents in the Development Products.

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c) In the event that the Parties cannot in good faith agree as to the application of subsections a) or b) above to any particular loss or claim, the Parties may (i) after the Executives’ Meetings provided for by Section 7.2 hereof, proceed to arbitration by mutual agreement, or, alternatively, in the discretion of the Party seeking indemnification, (ii) conduct separate defenses of such claim and that Party shall be relieved of its obligation to tender to the indemnifying Party the exclusive ability to defend such claim or suit as a condition of indemnification. The exercise by a Party of the right to defend a claim against it as provided in this subsection c) shall not constitute a waiver of the right to indemnification by the other Party.

6.2	Expenses.

No Party shall be required to pay over to another amounts called for under this Article until the final resolution of the claim, suit or proceeding from which the right to such payment arose.

6.3	Payments.

All amounts payable under this Article 6 shall be paid promptly after receipt by the indemnifying Party of written notice from the indemnified Party stating that such indemnified amounts have been incurred, the amount thereof and of the related indemnity payment and substantiation of such amount and such indemnity payment, provide, however, any disputed amounts shall be due and payable promptly after such amounts are finally determined to be owing by the indemnifying Party to the indemnified Party.

6.4	Conduct of Litigation.

a) Each Party indemnified under the provisions of this Agreement, upon receipt of written notice of any claim, or the service of a summons or other initial legal process upon it in any action instituted against it, in respect of the agreements contained in this Agreement, shall promptly give written notice of such claim, or the commencement of such action, or threat thereof to the Party from whom indemnity shall be sought hereunder; provided, however, the failure to provide such notice within a reasonable period of time shall not relieve the indemnifying Party of any of its obligations hereunder except to the extent the indemnifying Party is prejudiced by such failure;

b) The indemnifying Party shall be entitled at its own expense to participate in the defense of such claim or action, or, if it shall elect, to assume such defense, in which event such defense shall be conducted by counsel chosen by such indemnifying Party, which counsel may be any counsel reasonably satisfactory to the indemnified Party against whom such claim is asserted, or who shall be the defendant in such action, and such indemnified Party shall bear all fees and expenses of any additional counsel retained by it;

c) Notwithstanding the immediately preceding paragraph, if the named parties in such action (including impleaded parties) include the indemnified and the indemnifying Parties, and the indemnified Party has been advised by counsel that there may be a conflict between the positions of the indemnifying Party and the indemnified Party in conducting the defense of such action, or that there are legal defenses available to such indemnified Party different from or in addition to those available to the indemnifying Party, then the indemnified Party shall be entitled, at its election, to conduct such separate defense as is necessary to protect its own interests, at its own expense, if it is determined by agreement of the indemnifying Party and the indemnified Party or by a court of competent jurisdiction that the indemnified Party is entitled to indemnification hereunder for the Indemnified Amounts giving rise to such action;

d) If the indemnifying Party shall elect not to assume the defense of such claim or action, such indemnifying Party shall reimburse such indemnified Party for the reasonable fees and expenses of any counsel retained by it, and shall be bound by the results obtained by the indemnified Party in respect of such claim or action if it is determined by agreement of the indemnifying Party and the indemnified Party or by a court of competent jurisdiction that the indemnified Party is entitled to indemnification hereunder for the Indemnified Amounts giving rise to such action; provided, however, that no such claim or action shall be settled without the written consent of the indemnifying Party.

6.5	Survival of Indemnification Obligations.

The provisions of this Article shall survive the expiry or termination of this Agreement.

6.6	Disclaimer of Consequential Damages.

In no event shall either Party be liable to the other for incidental, special or consequential damages, including, but not limited to, any claims for damages based upon lost profits as a result of any breach of this Agreement, including the breach of any warranty, or as a result of any claim for indemnity.

ARTICLE 7

ARBITRATION

7.1	Binding Arbitration.

Except for issues relating to indemnification, confidentiality, competition and intellectual property rights, or disputes relating to whether the Development Products meet the Development Product Specifications or the NANOGEN Reagents meet the NANOGEN Reagent Specifications, any and all disputes, controversies, differences, claims or the like between the parties under, arising out of or related to this Agreement, or the performance, enforcement, breach, termination or validity of this Agreement (collectively, “Disputes”) which cannot be resolved by mutual agreement among the executives of the Parties shall be submitted to final and binding arbitration in accordance with the terms of this Agreement. Any situation not expressly covered by this Agreement shall be decided in accordance with the UNCITRAL Model Rules of conciliation and arbitration then prevailing. The arbitration shall be commenced when one party serves the other with a written demand to arbitrate. The number of arbitrators shall be 3, one of whom is selected by each of the Parties, and the third to be selected by the other 2 arbitrators.

7.2	Executives’ Meetings.

Prior to making any demand for arbitration, the Parties agree that there shall be at least two face to face meetings (each such meeting an “Executives’ Meeting”) attended by the senior representatives of the Parties. Whenever there shall be a requirement under this Agreement for two Executives’ Meetings, at least one of such meeting shall be held in San Diego or such other place in the United States as may be designated by NANOGEN, and at least one such meetings shall be held in Princeton, New Jersey, or such other place in the United States as may be designated by PBM.

7.3	Arbitration Location.

Any arbitration initiated by a written demand of PBM shall be conducted in San Diego, California, or such other place in the United States as shall be agreeable to NANOGEN in its sole discretion. Any arbitration initiated by the written demand of NANOGEN shall be conducted in Mercer County, New Jersey USA, or such other place in the United States as shall be agreeable to PBM in its sole discretion. The Parties consent to the personal jurisdiction of the courts in each such location for any cause arising out of or otherwise related to this arbitration, its conduct and its enforcement.

7.4	Language of Arbitration.

Any arbitration shall be conducted in the English language and documents and submissions shall be in the English language.

7.5	Choice of Law.

This Agreement will be governed and interpreted in accordance with the laws of the State of New Jersey and the federal laws of the United States applicable therein, without regard to the conflict of laws principles thereof.

7.6	Award Enforcement.

Each Party agrees to abide by the law rendered in any arbitration conducted pursuant to this Article 7 and agrees that the courts may award full faith and credit to such judgment in order to enforce such award.

7.7	Costs.

Each Party shall bear its own legal fees, including costs and expenses.

ARTICLE 8

TERM AND TERMINATION

8.1	Term.

This Agreement shall be effective for a period that begins upon the date of execution of this Agreement and ends upon the seventeen (17) years from and after the date of execution of this Agreement, and which 17 year term shall automatically renew for successive terms of five (5) years unless terminated by either Party by the giving of notice at least one year before the expiration of the original seventeen (17) year term or any five (5) year extension.

8.2	Effect of Termination of Manufacturing and Development Agreement.

This Agreement will terminate upon termination or expiration of the Manufacturing and Distribution Agreement.

8.3	Events of Default.

The following events shall entitle a Party to terminate this Agreement, upon 30 days written notice to the other:

a) in the event either of the Parties commits a material breach of its respective obligations under this Agreement, and said breach is not cured within ninety (90) days after receipt of written notice specifying said breach, then the non-breaching Party may terminate this Agreement upon delivery to the breaching Party of a written notice of termination prior to the breach being cured; provided, however, that the Parties shall conduct no less than two Executives’ Meetings during such 90 day period;

b) if the other Party ceases for any reason to carry on business (but not as the result of a merger, acquisition or reorganization with one or more entities whether in a single transaction or a series of transactions) or convenes a meeting of its creditors or has a receiver or manager appointed in respect of substantially all of its assets or is the subject of an application for an administration order or of any proposal for a voluntary arrangement or enters into liquidation (whether compulsory or voluntarily) or undergoes any analogous act or proceedings under the laws of any relevant jurisdiction; or

c) if the enactment of any law, order or regulation by a government unit that would render it impossible for the other Party to perform its obligations hereunder.

8.4	Surviving Obligations.

Expiration or termination of this Agreement shall not:

a) affect any other rights of any Party which may have accrued up to the date of such expiration or termination; or

b) relieve the Parties from their obligation to pay any sums due in respect of Development Products or Readers delivered prior to such expiration or termination; and

without limiting the generality of the foregoing, the provisions of Sections 4.1, 4.2, 4.3a), b), c) and Articles 6 and 7 shall survive such expiration or termination.

ARTICLE 9

MISCELLANEOUS

9.1	Use of Name.

No right, express or implied, is granted by this Agreement to any Party to use in any manner the name of the other or ay other tradename or trademark of the other in connection with the performance of this Agreement.

9.2	Independent Parties.

A Party is not an employee, agent or other legal representative of the other Party for any purpose. Neither Party shall have the authority to enter into any contracts in the name or on behalf of the other Party.

9.3	English language.

This Agreement has been prepared in the English language and the English language shall control its interpretation.

9.4	Notice.

All notices required or permitted to be given under this Agreement shall be in writing and deemed to have been received upon the earlier of confirmation of actual receipt and may be sent by (a) hand delivery, (b) overnight courier, or (c) confirmed facsimile transmission, in each case addressed to the address first set forth above for a Party.

9.5	Severability.

In the event any provision of this Agreement is held to be invalid or unenforceable, the otherwise valid or enforceable portion thereof and the remaining provisions of this Agreement will remain in full force and effect.

9.6	Waiver.

Any waiver (express or implied) by any Party of any breach of this Agreement shall not constitute a waiver of any other or subsequent breach.

9.7	Entire Agreement.

This Agreement and the exhibits attached hereto, constitute the entire, final, complete and exclusive agreement between the Parties and supersede all previous agreements or representations, written or oral, with respect to the subject matter of this Agreement. All information to be kept confidential under any earlier agreements between any Party shall be maintained by the receiving party under the obligations set forth in Article 5 of this Agreement. This Agreement may not be modified or amended except upon mutual agreement of the Parties in writing signed by a duly authorized representative of NANOGEN and PBM.

The terms and conditions set forth herein constitute the final, complete, exclusive and entire agreement between NANOGEN and PBM with respect to the subject matter hereof. Any term or condition in any order, confirmation or other document furnished by NANOGEN or PBM which is in any way inconsistent with the terms set forth herein is hereby expressly rejected.

9.8	Assignability; Binding on Successors.

Neither this Agreement nor any of the rights hereunder may be assigned by either Party except upon the prior written consent of the other Party, except in the event of a merger, corporate reorganization, or a sale of all or substantially all of the assets of the business of a Party relating to the subject matter hereof. This Agreement shall be binding upon, and inure to the benefit of, the permitted successors and assigns of the Parties hereto.

9.9	Force Majeure.

No Party shall be liable to the other for its failure to perform any of its obligations under this Agreement, except for payment obligations, during any period in which such performance is delayed or does not occur because such performance is rendered impracticable or impossible due to circumstances beyond its reasonable control, including without limitation earthquakes, governmental or regional regulation, fire, flood, labor difficulties, strikes, interruption of supply of key raw materials, civil disorder, and acts of God, provided that the Party experiencing the delay promptly notifies the other Party of the delay; the nature thereof and the extent to which the affected party will be unable to fulfill its obligations hereunder. Each Party further agrees to use reasonable efforts to mitigate the effects of a Force Majeure event as quickly as possible and to give the other prompt written notice when it is again able to full perform such obligations. Notwithstanding the foregoing, nothing herein shall be deemed to modify the provisions of Articles 2 hereof.

9.10	Termination as a Result of a Force Majeure Event.

If as a result of a Force Majeure Event, a Party is unable to fully perform its obligations hereunder for any consecutive period of 180 days, the other Party shall have the right to terminate this Agreement in its entirety, upon providing written notice to the non-performing Party, such termination to be effective 30 days from the date thereof.

9.11	Publicity.

No Party will make any announcement or other public statement concerning the existence and terms of this Agreement without the consent of the other Party, excepting only for such disclosures as may be required by applicable law or regulation.

9.12	Captions.

The Parties agree that the headings in this Agreement are used for the convenience of the Parties only and are not intended to be used in the interpretation of the Agreement.

9.13	Termination of Original Agreement and Release of Claims.

As of the date of execution by the last party to execute this Agreement, the PBM/SYNX Agreement is terminated by mutual agreement of the PBM and SYNX and of no further force or effect. In consideration of the promises and covenants set forth in this Agreement, NANOGEN and PBM, on behalf of themselves, their officers, directors, employees, agents, subsidiaries, affiliated entities and parent entities, assigns and successors, hereby fully and forever releases, discharges and covenants not to sue or otherwise institute or prosecute any legal, administrative or other proceedings against each other, and their officers, directors, attorneys, shareholders, affiliated or related entities, employees, assignees and successors, or any of them, with respect to any and all liabilities, claims, demands, contracts, agreements, instruments, debts, obligations, causes of action, damages, suits, debts, sums of money, accounts, bonds, bills, covenants, controversies, promises, judgments and demands of any nature, kind and description, whether in law, equity or otherwise, whether or not now known or ascertained which currently do or may exist, including without limitation any matters, cause or claim arising out of, or related to, or connected with the PBM/SYNX Agreement.

9.14	Counterparts.

This Agreement may be executed in counterparts with the same force and effect as if each of the signatories had executed the same instrument. Signatures may be transmitted by facsimile.

IN WITNESS WHEREOF, the Parties have executed this Agreement effective the date first set forth above.

PRINCETON BIOMEDITECH CORPORATION

By:
Name:	Jemo Kang
Title:	President, Chief Executive Officer

NANOGEN, INC.

By:
Name:	David Ludvigson
Title:	President, Chief Operating Officer

Exhibit A

PBM Patent Portfolio

One-Step, Rapid Immunoassay on lateral flow membrane

☐U.S. Patent 5,656,448 — Dipstick Immunoassay Device

☐U.S. Patent 5,252,496 — Carbon Black Immunochemical Label

☐U.S. Patent 5,559,041 — Immunoassay Devices and Materials

☐U.S. Patent 5,728,587 — Immunoassay Devices and Materials

☐U.S. Patent 6,027,943 — Immunoassay Devices and Materials

☐U.S. Patent 6,541,277 — Immunoassay Devices and Materials

3 U.K. Patents	3 French Patents
4 Swiss Patents	2 Taiwanese Patents
3 Italian Patents	3 German Patents
2 Australian Patents	2 Japanese Patents

Exhibit B

Standard Criteria and Specifications of the Cross License Agreement of the Roche

Agreements.

[***]

*** Confidential portions omitted and filed separately with the Commission.